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                      June 12, 2024

       Marjorie Hargrave
       Chief Financial Officer
       Hallador Energy Company
       1183 East Canvasback Drive
       Terre Haute, Indiana 47802

                                                        Re: Hallador Energy
Company
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed March 14,
2024
                                                            File No. 001-34743

       Dear Marjorie Hargrave:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Lawrence Martin